Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Proxy Statement of Micro Linear Corporation, which is referred to and made a part of this Prospectus and Registration Statement (Amendment No. 1 to Form S-4) of Sirenza Microdevices, Inc. for the registration of shares of Sirenza Microdevices, Inc. common stock and to the inclusion and/or incorporation by reference therein of our reports dated March 13, 2006, with respect to the consolidated financial statements and schedule of Sirenza Microdevices, Inc., Sirenza Microdevices, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sirenza Microdevices, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

September 12, 2006